                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
             SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.       )
                                                            -----

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ]      Preliminary Proxy Statement                  [ ]      Confidential, For Use of the Commission
                                                               Only (as permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[ ]      Soliciting Material Under Rule 14a-12

                               ATHEROGENICS, INC.
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

         (1) Title of each class of securities to which transaction applies:

         (2)      Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount previously paid:

         (2)      Form, Schedule or Registration Statement no.:

         (3)      Filing Party:

         (4)      Date Filed:

                           (ATHEROGENICS, INC. LOGO)

                                           March 20, 2001

Dear Shareholder:

     You are cordially invited to attend the 2001 Annual Meeting of Shareholders of AtheroGenics, Inc. to be held at the W Hotel, 111 Perimeter Center West, Atlanta, Georgia 30346, on Wednesday, April 18, 2001, at 9:00 a.m., Eastern Time.

     The attached Notice of Annual Meeting and proxy statement describe the formal business to be transacted at the meeting. During the meeting, we will also report on the operations of AtheroGenics during the past year and our plans for the future. Directors and officers of AtheroGenics, as well as representatives from AtheroGenics' independent auditors, Ernst & Young LLP, will be present to respond to appropriate questions from shareholders.

     Please mark, date, sign and return your proxy card in the enclosed envelope at your earliest convenience. This will assure that your shares will be represented and voted at the meeting, even if you do not attend.

                                           Sincerely,

                                           /s/ MICHAEL A. HENOS
                                           MICHAEL A. HENOS
                                           Chairman of the Board

                               ATHEROGENICS, INC.
                             8995 WESTSIDE PARKWAY
                           ALPHARETTA, GEORGIA 30004
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 18, 2001
                             ---------------------

     NOTICE HEREBY IS GIVEN that the 2001 Annual Meeting of Shareholders of AtheroGenics, Inc. will be held at the W Hotel, 111 Perimeter Center West, Atlanta, Georgia 30346, on Wednesday, April 18, 2001, at 9:00 a.m., Eastern Time, for the purposes of considering and voting upon:

          1. A proposal to elect one Class I director to serve until the 2004 Annual Meeting of Shareholders;

          2. A proposal to ratify the appointment of Ernst & Young LLP as independent auditors of AtheroGenics for the fiscal year ending December 31, 2001;

          3. A proposal to consider and approve the AtheroGenics, Inc. 2001 Equity Ownership Plan; and

          4. Such other business as properly may come before the annual meeting or any adjournments thereof. The board of directors is not aware of any other business to be presented to a vote of the shareholders at the annual meeting.

     Information relating to the above matters is set forth in the attached proxy statement. Shareholders of record at the close of business on March 1, 2001 are entitled to receive notice of and to vote at the annual meeting and any adjournments thereof.

                                          By Order of the Board of Directors.

                                          /s/ MICHAEL A. HENOS
                                          MICHAEL A. HENOS
                                          Chairman of the Board

Alpharetta, Georgia
March 20, 2001

     PLEASE READ THE ATTACHED PROXY STATEMENT AND PROMPTLY COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY CARD AND VOTE IN PERSON IF YOU SO DESIRE.

                               ATHEROGENICS, INC.
                             8995 WESTSIDE PARKWAY
                           ALPHARETTA, GEORGIA 30004
                             ---------------------

                                PROXY STATEMENT
                             ---------------------

                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 18, 2001
                             ---------------------

     This proxy statement is furnished to the shareholders of AtheroGenics, Inc. in connection with the solicitation of proxies by the board of directors of AtheroGenics to be voted at the 2001 Annual Meeting of Shareholders and at any adjournments thereof. The annual meeting will be held at the W Hotel, 111 Perimeter Center West, Atlanta, Georgia 30346, on Wednesday, April 18, 2001, at 9:00 a.m., Eastern Time.

     The approximate date on which we are first sending this proxy statement and form of proxy card to shareholders is March 22, 2001.

                                     VOTING

GENERAL

     The securities that can be voted at the annual meeting consist of common stock of AtheroGenics, no par value per share, with each share entitling its owner to one vote on each matter submitted to the shareholders. The record date for determining the holders of common stock who are entitled to receive notice of and to vote at the annual meeting is March 1, 2001. On the record date, 23,960,305 shares of common stock were outstanding and eligible to be voted at the annual meeting.

QUORUM AND VOTE REQUIRED

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock of AtheroGenics is necessary to constitute a quorum at the annual meeting. In counting the votes to determine whether a quorum exists at the annual meeting, we will use the proposal receiving the greatest number of all votes "for" or "against" and abstentions (including instructions to withhold authority to vote).

     In voting on the proposal to elect one director (Proposal 1), shareholders may vote in favor of the nominee or withhold their votes as to the nominee. The vote required to approve Proposal 1 is governed by Georgia law and is a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present. As a result, in accordance with Georgia law, votes that are withheld will be counted in determining whether a quorum is present but will have no other effect on the election of the director.

     In voting on the proposal to ratify the directors' appointment of independent auditors (Proposal 2), shareholders may vote in favor of the proposal, vote against the proposal or abstain from voting. The vote required to approve Proposal 2 is governed by Georgia law and is the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the annual meeting, provided a quorum is present. As a result, abstentions will be considered in determining whether a quorum is present and the number of votes required to obtain the necessary majority vote and therefore, will have the same legal effect as voting against the proposal.

     In voting on the proposal to consider and approve the AtheroGenics, Inc. 2001 Equity Ownership Plan (Proposal 3), shareholders may vote in favor of the proposal, against the proposal, or abstain from voting. The vote required to approve Proposal 3 is governed by Georgia law and is the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the annual meeting, provided a quorum is present. As a result, abstentions will be considered in determining whether a quorum is present and the number of votes required to obtain the necessary majority vote and, therefore, will have the same legal effect as voting against the proposal.

     Under the rules that govern most domestic stock brokerage firms, firms that hold shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for shareholder action, vote in their discretion upon proposals which are considered "discretionary" proposals under those rules. Brokerage firms that have received no instructions from their clients as to "non-discretionary" proposals do not have discretion to vote on these proposals. Although these "broker non-votes" will be considered in determining whether a quorum exists at the annual meeting, "broker non-votes" will not be considered as votes cast in determining the outcome of any proposal. AtheroGenics believes that Proposals 1 and 2 are discretionary.

     As of March 1, 2001 (the record date for the annual meeting), the directors and executive officers of AtheroGenics beneficially owned or controlled approximately 8,922,128 shares of common stock of AtheroGenics, constituting approximately 35.8% of the outstanding common stock. AtheroGenics believes that these holders will vote all of their shares of common stock in favor of each of the three proposals.

PROXIES

     Shareholders should specify their choices with regard to each of the three proposals on the enclosed proxy card. All properly executed proxy cards delivered by shareholders to AtheroGenics in time to be voted at the annual meeting and not revoked will be voted at the annual meeting in accordance with the specifications noted on the proxy cards. IN THE ABSENCE OF SUCH SPECIFICATIONS, THE SHARES REPRESENTED BY A SIGNED AND DATED PROXY CARD WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTOR NOMINEE, "FOR" THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS AND "FOR" THE APPROVAL OF THE 2001 EQUITY OWNERSHIP PLAN. If any other matters properly come before the annual meeting, the persons named as proxies will vote upon these matters according to their judgment.

     Any shareholder delivering a proxy has the power to revoke it at any time before it is voted: (i) by giving written notice to Mark P. Colonnese, the Assistant Secretary of AtheroGenics, at 8995 Westside Parkway, Alpharetta, GA 30004; (ii) by executing and delivering to Mr. Colonnese a proxy card bearing a later date; or (iii) by voting in person at the annual meeting. However, under the rules of the national securities exchanges and the Nasdaq National Market, any beneficial owner of AtheroGenics' common stock whose shares are held in street name by a brokerage firm that is a member of those organizations may revoke his or her proxy and vote his or her shares in person at the annual meeting only in accordance with applicable rules and procedures of those organizations, as employed by the beneficial owner's brokerage firm.

     In addition to soliciting proxies through the mail, we may solicit proxies through our directors, officers and employees in person and by telephone or facsimile. We may also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by them. AtheroGenics will bear all expenses incurred in connection with the solicitation of proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information provided to us by each of the following as of March 1, 2001 regarding their beneficial ownership of our common stock:

     - each person who is known by us to beneficially own more than 5% of our common stock;

     - our Chief Executive Officer and each of the executive officers named in the Summary Compensation Table in the proxy statement;

     - each of our directors; and

     - all of our directors and executive officers as a group.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons and entities named in the table below have sole voting and sole investment power with respect to the shares set forth opposite such person's or entity's name.

     Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days after March 1, 2001 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each of the individuals listed in the table is c/o AtheroGenics, Inc., 8995 Westside Parkway, Alpharetta, Georgia 30004.

                                                                  COMMON STOCK
                                                               BENEFICIALLY OWNED
                                                              --------------------
                                                               NUMBER      PERCENT
                                                                 OF          OF
BENEFICIAL OWNER                                               SHARES       CLASS
----------------                                              ---------    -------
Entities affiliated with Alliance Technology Ventures,
  L.P. .....................................................  2,735,008(1)  11.4%
  8995 Westside Parkway
  Suite 200
  Alpharetta, Georgia 30004
Entities affiliated with William Blair Capital Partners VI,
  L.P. .....................................................  2,678,667(2)  11.2%
  232 West Adams Street
  Chicago, Illinois 60606
Wellington Management Company, LLP..........................  1,957,400(3)   8.2%
  75 State Street
  Boston, Massachusetts 02109
Entities affiliated with Credit Suisse First Boston.........  1,709,212(4)   7.1%
  Uetlibergstrass 231
  P.O. Box 900
  CH-8070 Zurich, Switzerland
Michael A. Henos............................................  2,891,008(5)  12.1%
Arda M. Minocherhomjee, Ph.D. ..............................  2,678,667(6)  11.2%
Russell M. Medford, M.D., Ph.D. ............................  1,061,900(7)   4.4%
R. Wayne Alexander, M.D., Ph.D. ............................    799,900(8)   3.3%
T. Forcht Dagi, M.D. .......................................    678,666(9)   2.8%
Richard S. Schneider, Ph.D. ................................    204,554(10)     *
Mitchell Glass, M.D. .......................................    164,100(11)     *
Mark P. Colonnese...........................................    116,650(12)     *
Don Kirksey, Ph.D. .........................................    104,550(13)     *
Arthur M. Pappas............................................     95,301(14)     *
Vaughn D. Bryson............................................     75,832(15)     *
William A. Scott, Ph.D. ....................................     51,000(16)     *
Judith R. Jaeger, M.D. .....................................         --         *
All directors and executive officers as a group (13
  persons)..................................................  8,922,128     35.8%

---------------

  *  Less than one percent (1%) of outstanding shares.
 (1) Includes 2,089,879 shares owned by Alliance Technology Ventures, L.P., 483,011 shares owned by ATV/GP Parallel Fund, L.P., and 162,118 shares owned by ATV/MFJ Parallel Fund, L.P. Michael A.

     Henos, managing general partner of Alliance Technology Ventures, L.P., exercises voting and investment power over the shares owned by these entities. See footnote (5) below.
 (2) Includes 12,000 shares subject to options exercisable within 60 days by William Blair Capital Partners VI, L.L.C. and 2,666,667 shares owned by William Blair Capital Partners VI, L.P. Arda Minocherhomjee, Managing Director of William Blair Capital Partners VI, L.L.C, which is the general partner of William Blair Capital Partners VI, L.P., exercises voting and investment power over these shares. See footnote (6) below.
 (3) Wellington Management Company, LLP, in its capacity as an investment advisor, has shared investment power with regard to 1,797,200 shares and shared dispositive power with regard to sell all 1,957,400 shares, all of which are held of record by clients of Wellington Management Company.
 (4) Includes 1,424,388 shares owned and 62,468 shares subject to warrants exercisable within 60 days by Sprout Capital VII, L.P.; 16,525 shares owned and 726 shares subject to warrants exercisable within 60 days by Sprout CEO Fund, L.P.; 163,740 shares owned and 7,182 shares subject to warrants exercisable within 60 days by DLJ First ESC, L.P.; and 32,747 shares owned and 1,436 shares subject to warrants exercisable within 60 days by DLJ Capital Corp. Philippe Chambon, Vice President of Sprout Group, exercises voting and investment power over the shares owned by these entities.
 (5) Includes 2,735,008 shares owned by entities affiliated with Alliance Technology Ventures, L.P. Alliance Technology Ventures, L.P. is a limited partnership of which Mr. Henos is Managing General Partner. As such, Mr. Henos shares voting and investment power over the shares owned by Alliance.
 (6) Includes 2,666,667 shares owned by William Blair Capital Partners VI, L.P. Dr. Minocherhomjee is Managing Director of William Blair Capital Partners, L.L.C, which is the general partner of William Blair Capital Partners VI, L.P. As such, Dr. Minocherhomjee shares voting and investment power over the shares owned by William Blair Capital Partners VI, L.P. Also includes 12,000 shares subject to options exercisable within 60 days by William Blair Capital Partners VI, L.L.C. over which Dr. Minocherhomjee shares voting and investment power.
 (7) Includes 406,000 shares subject to options exercisable within 60 days and 100,000 shares owned by Medford Future Fund, LLLP, a family limited partnership of which Dr. Medford is the general partner. As such, Dr. Medford exercises voting and investment power over these shares.
 (8) Includes 139,000 shares subject to options exercisable within 60 days.
 (9) Includes 666,666 shares owned by Cordova Technology Partners, L.P. Cordova is a limited partnership of which Dr. Dagi is both a limited and general partner. As such, Dr. Dagi has voting and investment power over the shares owned by Cordova. The shares indicated also include 12,000 shares subject to options exercisable by Dr. Dagi within 60 days.
(10) Includes 1,858 shares owned and 2,230 shares subject to warrants exercisable within 60 days by DP III Associates, L.P.; 53,698 shares owned and 64,438 shares subject to warrants exercisable within 60 days by Domain Partners III, L.P.; 13,330 shares owned by One Palmer Square Associates III, L.P.; and 48,000 shares held in the name of Domain Associates, L.L.C. as nominee for Dr. Schneider. Dr. Schneider is a general partner of One Palmer Square Associates III, L.P., the general partner of Domain Partners III, L.P. and DP III Associates, L.P. As such, Dr. Schneider shares voting and investment power over the shares owned by One Palmer Square Associates III, L.P., Domain Partners III, L.P., and DP III Associates, L.P. The shares indicated also include 21,000 shares subject to options exercisable by Dr. Schneider within 60 days.
(11) Includes 112,400 shares subject to options exercisable within 60 days.
(12) Includes 72,250 shares subject to options exercisable within 60 days.
(13) Includes 69,550 shares subject to options exercisable within 60 days.
(14) Includes 87,301 shares held by A.M. Pappas Strategic Equities Fund II, L.P., a limited partnership of which Mr. Pappas is the general partner. As such, Mr. Pappas exercises voting and investment power over these shares.
(15) Includes 15,800 shares subject to options exercisable within 60 days.
(16) Includes 41,000 shares subject to options exercisable within 60 days.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Since January 1, 2000, we have engaged in the following transactions with our directors, officers and 5% shareholders and affiliates of our directors, officers and 5% shareholders:

     In January 1995, we entered into a license agreement with Emory University. Under the terms of this agreement, Emory granted to us an exclusive right and license to make, use and sell products utilizing inventions claimed in several patents developed by employees of Emory. The Emory employees who developed the licensed patents include Russell M. Medford, M.D., Ph.D., our President, Chief Executive Officer and director and R. Wayne Alexander, M.D., Ph.D., our Secretary and a member of our board of directors. The license agreement requires us to make royalty payments to Emory based on certain percentages of net revenue we derive from sales of products utilizing inventions claimed in the licensed patents and from sublicensing of the licensed patents. The license agreement also provides for milestone payments to Emory upon the occurrence of certain events relating to the development of products utilizing the licensed patents. Drs. Alexander, Medford and/or Margaret K. Offermann, M.D., Ph.D., Dr. Medford's wife, will receive a portion of our payments to Emory under the license agreement. We paid a signing fee to Emory upon the execution of this agreement and an additional amount for achievement of the first milestone under the agreement. We are required to pay Emory royalties upon sales of products utilizing the patent technology and milestone payments totaling $250,000, if all sales and milestone objections are met. We have not made any other royalty or milestone payments to Emory under this agreement to date.

     In July 1999, we subleased certain office spaces to ATV Management Corp., which sublease, unless otherwise extended, will expire in July 2002. Michael A. Henos, Chairman of our board of directors, is the President and sole shareholder of ATV Management. The agreement provides for ATV Management Corp. to pay approximately $6,388 per month to us. This monthly lease payment is substantially equivalent to our monthly lease payment for equivalent space. To date, we have received approximately $119,300 from ATV Management Corp. pursuant to this agreement.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

NOMINEES

     Pursuant to our amended and restated articles of incorporation and amended and restated bylaws, our board of directors is divided into three classes, with each director serving a three-year term (following the transition period to a staggered board). Directors are elected to serve until they resign or are removed, or are otherwise disqualified to serve, and until their successors are elected and qualified. The directors in Class I, Mr. Bryson and Dr. Schneider, hold office until this annual meeting of shareholders. Vijay Lathi, the third director in Class I, resigned from the board of directors in November 2000, and Dr. Schneider has determined not to stand for re-election at this annual meeting. The directors in Class II, Dr. Alexander, Dr. Dagi, Dr. Minocherhomjee and Dr. Scott, hold office until the 2002 annual meeting of shareholders. The directors in Class III, Mr. Henos, Dr. Medford and Mr. Pappas, hold office until the 2003 annual meeting of shareholders. No family relationships exist among any of our directors or executive officers.

     The board of directors has nominated Vaughn D. Bryson for re-election as a Class I director to serve until the 2004 annual meeting of shareholders. Class I will have two vacancies immediately following the 2001 annual meeting while the board of directors seeks appropriate candidates to fill the seats previously held by Mr. Lathi and Dr. Schneider. Pursuant to AtheroGenics' articles of incorporation, a vote of the majority of the board of directors may fill these vacancies. Any director chosen to fill either of these vacancies will hold office for the remaining term of the Class I directors. Shareholders may only vote their shares to elect one person as a director in Class I at the 2001 annual meeting.

     The nominee has consented to serve another term as a director if re-elected. If the nominee should be unavailable to serve for any reason (which is not anticipated), the board of directors may designate a substitute nominee (in which event the persons named on the enclosed proxy card will vote the shares represented by all valid proxy cards for the election of such substitute nominee), allow the vacancies to remain open until a suitable candidate is located, or by resolution provide for a lesser number of directors.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO RE-ELECT VAUGHN D. BRYSON AS A CLASS I DIRECTOR FOR A THREE YEAR TERM EXPIRING AT THE 2004 ANNUAL MEETING OF SHAREHOLDERS AND UNTIL HIS SUCCESSOR HAS BEEN DULY ELECTED AND QUALIFIED.

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information regarding our executive officers and directors as of March 1, 2001:

NAME                                     AGE                  POSITION
----                                     ---                  --------
Russell M. Medford, M.D., Ph.D.........  46    President, Chief Executive Officer and
                                                 Director
Mitchell Glass, M.D....................  49    Senior Vice President of Strategic Drug
                                                 Development
Mark P. Colonnese......................  45    Vice President of Finance and
                                                 Administration, Chief Financial
                                                 Officer and Assistant Secretary
Judith R. Jaeger, M.D..................  52    Vice President of Clinical Development
                                                 and Regulatory Affairs
Don Kirksey, Ph.D......................  52    Vice President of Business and
                                                 Corporate Development
William A. Scott, Ph.D.................  60    Vice President of Research and Director
Michael A. Henos(1)....................  51    Chairman of the Board of Directors
R. Wayne Alexander, M.D., Ph.D.........  59    Director and Secretary
Vaughn D. Bryson(2)....................  62    Director
T. Forcht Dagi, M.D.(2)................  52    Director
Arda Minocherhomjee, Ph.D.(1)..........  47    Director
Arthur M. Pappas(1)....................  53    Director
Richard S. Schneider, Ph.D.(2).........  60    Director

---------------

(1) Member of the compensation committee.
(2) Member of the audit committee.

     Russell M. Medford, M.D., Ph.D. is our scientific co-founder, President and Chief Executive Officer and has served as a member of our board of directors since our inception in 1993. Dr. Medford has been our President and Chief Executive Officer since 1995 after serving as Executive Vice President from 1993 to 1995. Since 1989, Dr. Medford has held a number of academic appointments at the Emory University School of Medicine, most recently as Associate Professor of Medicine and Director of Molecular Cardiology. Dr. Medford is a molecular cardiologist whose research has focused on the molecular basis of cardiovascular disease and holds 11 U.S. patents. Dr. Medford currently serves on advisory committees to the National Heart, Lung and Blood Institute of the National Institutes of Health. He is also a director of privately held Inhibitex, Inc. Dr. Medford also serves on the Board of Trustees of EmTech Biotechnology Development, Inc. Dr. Medford received a B.A. from Cornell University, and an M.D. with Distinction and a Ph.D. in molecular and cell biology from the Albert Einstein College of Medicine. Dr. Medford completed his residency in internal medicine at the Beth Israel Hospital and his fellowship in cardiology at the Brigham and Women's Hospital and Harvard Medical School, where he also served on the faculty of Medicine.

     Mitchell Glass, M.D. was promoted to Senior Vice President of Strategic Drug Development of AtheroGenics in January 2001. He had previously served as our Vice President of Clinical Development and Regulatory Affairs since 1997. From 1995 to 1996, Dr. Glass served as Vice President and Director of Cardiopulmonary Clinical Research, Development and Medical Affairs at SmithKline Beecham PLC. From 1988 to 1995, Dr. Glass held various positions at ICI Pharmaceuticals PLC, subsequently Zeneca PLC, where he was responsible for developing the pulmonary therapeutics group. From 1985 to 1987, Dr. Glass served as an attending physician in Pulmonary Medicine and Critical Care at Graduate Hospital while maintaining a teaching position at the University of Pennsylvania. From 1981 to 1984, Dr. Glass was a postdoctoral Fellow and Research Associate in Pulmonary Medicine and Respiratory Physiology at the University of Pennsylvania. Dr. Glass received B.A. and M.D. degrees from the University of Chicago and completed his residency in internal medicine and clinical fellowship in Pulmonary Medicine at Presbyterian, University of Pennsylvania Medical Center.

     Mark P. Colonnese has served as our Vice President of Finance & Administration and Chief Financial Officer since 1999. Prior to joining us, Mr. Colonnese was at Medaphis Corporation from 1997 to 1998, serving most recently as Senior Vice President and Chief Financial Officer. Previously, Mr. Colonnese was Vice President of Finance and Chief Financial Officer and a member of the executive committee at aaiPharma Inc., a pharmaceutical development company, from 1993 to 1997. Mr. Colonnese served on the board of directors of Endeavor Pharmaceuticals, Inc. from 1994 to 1997. From 1983 to 1993, Mr. Colonnese held a number of executive and management positions at Schering-Plough Corporation, culminating as Senior Director of Planning and Business Analysis. Mr. Colonnese holds an M.B.A. from Fairleigh Dickinson University and a B.S. magna cum laude from Ithaca College, and is a Certified Public Accountant.

     Judith R. Jaeger, M.D. joined AtheroGenics in January 2001 as Vice President of Clinical Development and Regulatory Affairs. Prior to joining AtheroGenics, she served as a clinical consultant to the pharmaceutical industry and other clients from 1999 to 2000. From 1983 to 1998, Dr. Jaeger held several positions at Boehringer Ingelheim Pharmaceuticals, Inc., serving most recently as Director of Immunology Clinical Research. She had responsibility for clinical research activities ranging from pre-clinical through post-marketing. Her clinical research activities were focused in Pulmonary therapeutics and in Immunology, where her work was primarily in the area of cell adhesion molecules. Dr. Jaeger received her B.S. degree with Honors from the University of Wisconsin where she was elected to Phi Beta Kappa, and received her M.D. degree from New York University. She completed her residency in internal medicine as well as a Fellowship in Pulmonary Disease at Montefiore Medical Center in the Bronx, New York, where she also served as an Emergency Department attending physician and Clinical Instructor in Medicine. Dr. Jaeger is a Diplomate of both the American Board of Internal Medicine and the Subspecialty Board of Pulmonary Diseases, and a Fellow of the American College of Chest Physicians.

     Don Kirksey, Ph.D. has served as our Vice President of Business and Corporate Development since 1998. Prior to joining us, Dr. Kirksey was Vice President of Licensing and Business Development at Medco Research, Inc. from 1996 to 1998. From 1989 to 1996, Dr. Kirksey served as Director of Global Research Alliances at Glaxo Wellcome, Inc. Dr. Kirksey received his Ph.D. from the University of Mississippi and a B.S. from Delta State University. He was a National Institutes of Health Neuroscience Fellow at Duke University and is a member of the American Association for the Advancement of Science and the Licensing Executive Society.

     William A. Scott, Ph.D. has served as a member of our board of directors since 1997 and in a consulting role as our Vice President of Research since May 2000. Dr. Scott was Chief Executive Officer and a member of the board of directors of Physiome Sciences, Inc., a company that specializes in the design of computer models of human organs, from 1997 to 1999. From 1983 to 1996, Dr. Scott held numerous positions at the Bristol-Myers Squibb Research Institute, most recently as Senior Vice President of Drug Discovery from 1990 until 1996. Dr. Scott has served as an Adjunct Professor at the Rockefeller University since 1983 and as an Associate Dean and Associate Professor at Rockefeller University. Dr. Scott is currently a director of Variagenics, Inc. and Deltagen, Inc.

     Michael A. Henos has served as chairman of our board of directors since 1994 and was our Chief Financial Officer from 1994 to 1999. From 1991 to the present, Mr. Henos has served as managing general partner of Alliance Technology Ventures, L.P., a venture capital firm with $250 million under management which principally invests in southeastern technology startup companies. Mr. Henos has served as a general partner with Aspen Ventures, a $150 million early stage venture capital partnership from 1986 to the present. Mr. Henos previously served as a vice president of 3i Ventures Corporation, the predecessor of Aspen

Ventures, from 1986 to 1991. From 1984 to 1986, Mr. Henos served as a healthcare consultant with Ernst & Young, specializing in venture financing of startup medical technology companies. Before joining Ernst & Young, Mr. Henos served in a variety of operating management positions and co-founded and served as Chief Executive Officer of ProMed Technologies, Inc. Mr. Henos previously served as a director of KeraVision, Inc.

     R. Wayne Alexander, M.D., Ph.D. is our scientific co-founder and has served as a member of our board of directors since our inception in 1993. Dr. Alexander has been a Professor of Medicine since 1988 and Chairman of the Department of Medicine of Emory University School of Medicine and Emory University Hospital since 1999. From 1988 to 1999, Dr. Alexander served as the Director of the Division of Cardiology at the Emory University School of Medicine and Emory University Hospital. Prior to his appointment at Emory University School of Medicine, Dr. Alexander served as Associate Professor of Medicine at Harvard Medical School from 1982 to 1988. Dr. Alexander received his Ph.D. in physiology from Emory University and his M.D. from Duke University School of Medicine. Dr. Alexander completed his residency in internal medicine at the University of Washington and completed his fellowship in cardiology at Duke University.

     Vaughn D. Bryson has served as a consultant to us since 1996 and a member of our board of directors since February 2000. Mr. Bryson is President of Life Science Advisors, a consulting firm focused on assisting biopharmaceutical and medical device companies in building shareholder value. Mr. Bryson was a 32-year employee of Eli Lilly & Company and served as President and Chief Executive Officer of Eli Lilly from 1991 to 1993. Mr. Bryson was Executive Vice President of Eli Lilly from 1986 until 1991 and served as a member of Eli Lilly's board of directors from 1984 until his retirement in 1993. Mr. Bryson was Vice Chairman of Vector Securities International from 1994 to 1996. He is also a director of Amylin Pharmaceuticals Inc., Ariad Pharmaceuticals Inc., Chiron Corporation and Quintiles Transnational Corp. Mr. Bryson received a B.S. degree in Pharmacy from the University of North Carolina and completed the Sloan Program at the Stanford University Graduate School of Business.

     T. Forcht Dagi, M.D., M.P.H., F.A.C.S., F.C.C.M. has served as a member of our board of directors since 1999. Dr. Dagi joined Cordova Ventures, LLP, a venture firm with over $250 million under management as a Managing Partner in 1996. Prior to joining Cordova, Dr. Dagi served as director and principal of Access Partners, an early stage biotechnology fund. Dr. Dagi serves as a director of the following privately-held companies: AviGenics, Inc., Inhibitex, Inc., Cogent Neuroscience, Inc., Encelle, Inc., iPhysicianNet Inc., Merix Biosciences, Inc. and Xanthon, Inc. Dr. Dagi received an A.B. from Columbia College, an M.D. from the Johns Hopkins School of Medicine, an M.P.H. from the Johns Hopkins School of Hygiene and Public Health, an M.T.S. from Harvard University, and an M.B.A. in finance and strategic planning from the Wharton School of the University of Pennsylvania. Dr. Dagi was trained in neurosurgery and neurophysiology at the Massachusetts General Hospital and Harvard Medical School, where he was a Neuroresearch Foundation Fellow. Dr. Dagi is a diplomat of American Board of Neurological Surgeons and a Fellow of both the American College of Surgeons and the College of Critical Care Medicine.

     Arda M. Minocherhomjee, Ph.D. has served as a member of our board of directors since 1999. Dr. Minocherhomjee currently serves as Managing Director of William Blair Capital Partners, LLC. He joined William Blair & Company in 1992 as a senior healthcare analyst. Dr. Minocherhomjee subsequently served as head of the firm's healthcare research group. Dr. Minocherhomjee serves as a director of the following privately-held companies: Morton Grove Pharmaceuticals Inc., Pharma Research Corporation and Cypress Medical Products, Inc. He received an M.Sc. in Pharmacology from the University of Toronto and a Ph.D. in Pharmacology and an M.B.A. from University of British Columbia. Dr. Minocherhomjee was a post-doctoral fellow in pharmacology at University of Washington Medical School.

     Arthur M. Pappas has served as a member of our board of directors since June 1995. Mr. Pappas is Chairman and Chief Executive Officer of A. M. Pappas & Associates, LLC, an international consulting, investment and venture company that works with life science companies, products and related technologies. Prior to founding A. M. Pappas & Associates in 1994, Mr. Pappas was a director on the main board of Glaxo Holdings plc with executive responsibilities for operations in Asia Pacific, Latin America, and Canada. In this capacity, Mr. Pappas was Chairman and Chief Executive of Glaxo Far East (Pte) Ltd. and Glaxo Latin

America Inc., as well as Chairman of Glaxo Canada Inc. Mr. Pappas has held various senior executive positions with Abbott Laboratories International Ltd., Merrell Dow Pharmaceuticals and the Dow Chemical Company, in the United States and internationally. Mr. Pappas is a director of KeraVision, Inc., Quintiles Transnational Corp., Valentis Inc., Embrex, Inc., and privately held ArgoMed, Inc., EBM Solutions, Inc. and Elitra Pharmaceuticals. Mr. Pappas received a B.S. in Biology from Ohio State University and an M.B.A. in Finance from Xavier University.

     Richard S. Schneider, Ph.D. has served as a member of our board of directors since 1997 and currently serves as a general partner of One Palmer Square Associates III, L.P., the general partner of various Domain Associates, L.L.C. affiliates. Dr. Schneider served as a managing member of Domain Associates, a venture capital firm that manages over $900 million and invests in life sciences companies, from 1990 until his retirement in 1998. Prior to joining Domain Associates, Dr. Schneider served as a vice president of 3i Ventures Corporation, a venture capital firm, from 1986 to 1990. From 1983 to 1989, Dr. Schneider served as President of Biomedical Consulting Associates Inc. Dr. Schneider was a founder and vice president from 1967 to 1983 of Syva Company, subsequently a division of Syntex Corporation. Dr. Schneider also is a director of the following privately held companies: Mitokor, Inc., Selective Genetics, Inc., Inhibitex, Inc. and public company, Landec Corporation.

BOARD MEETINGS AND COMMITTEES

     During the year ended December 31, 2000, the board of directors held nine meetings. The board has also established four committees: an audit committee, a compensation committee, an M&A/strategic committee and a science committee. During the year ended December 31, 2000, the audit committee held three meetings, the compensation committee held three meetings and the M&A/strategic committee and the science committee did not meet. Each director attended at least 75% of the meetings of the board of directors and any committee on which he served.

     Audit Committee. The audit committee, which consists of Dr. Dagi, Mr. Bryson and Dr. Schneider, is responsible for nominating our independent auditors for approval by the board of directors and reviewing the scope, results and costs of the audits and other services provided by our independent auditors. The audit committee members are independent directors as defined by Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards.

     Compensation Committee. The compensation committee, which consists of Mr. Henos, Dr. Minocherhomjee and Mr. Pappas, reviews and approves the compensation and benefits for our executive officers, administers our 1995 Stock Option Plan and our 1997 Equity Ownership Plan, and makes recommendations to the board of directors regarding such matters. Upon adoption of the 2001 Equity Ownership Plan, the compensation committee will also administer that plan.

     M&A/Strategic Committee. The M&A/strategic committee, which consists of Drs. Medford, Minocherhomjee and Schneider, is responsible for providing guidance to us on matters relating to mergers and acquisitions and other strategic issues.

     Science Committee. The science committee, which consists of Drs. Alexander and Scott, is responsible for providing guidance to us on science-related matters.

REPORT OF THE AUDIT COMMITTEE

     The board of directors of AtheroGenics has adopted an audit committee charter, a copy of which is attached to this proxy statement as Appendix A, which sets forth the responsibilities of the audit committee. The audit committee oversees our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements as of and for the period ended December 31, 2000 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee has discussed with the independent auditors the auditors' independence from management and AtheroGenics, including the matters in the written disclosures required by the Independence Standards Board.

     The committee discussed with the independent auditors the overall scope and plans for their respective audits. The committee met with independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

     Based on the reviews and discussions referred to above, the committee recommended to the board of directors (and the board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The committee and the board have also recommended, subject to the shareholder approval, the selection of Ernst & Young LLP as AtheroGenics' independent auditors for fiscal 2001.

                                          Audit Committee:

                                          Richard S. Schneider, Chairman
                                          Vaughn D. Bryson
                                          T. Forcht Dagi

DIRECTOR COMPENSATION

     In September 2000, we began paying fees to directors who were not employees of AtheroGenics in the amount $1,000 for each board meeting attended in person, $500 for each committee meeting attended in person and $250 for each teleconference in which they participated. As of March 2001, the board of directors has increased the directors compensation to $2,000 for each board meeting attended in person, $750 for each committee meeting attended in person and $500 for each teleconference in which they participated. Upon initial election each board member will be granted a non-qualified stock option to acquire up to 20,000 shares of common stock. The exercise price will be equal to the fair market value of our common stock on the date of grant and will vest over a period of two years from the date of grant. If re-elected to the board of directors, each re-elected director will be granted a non-qualified stock option to acquire shares of our common stock in an amount to be determined by the compensation committee. In addition, we reimburse all of our directors for ordinary and necessary travel expenses to attend board and committee meetings.

     In connection with joining our board of directors in February 2000, we entered into a four-year consulting agreement with Mr. Bryson pursuant to which he will assist management in assessing growth opportunities and strategic direction. Our board of directors has agreed to pay Mr. Bryson for his consulting services, a non-qualified stock option to acquire up to 20,000 shares of common stock with an exercise price equal to the fair market value of our common stock on the date of grant. The option vests 25% on the first anniversary of the date of grant and approximately 2% per month thereafter.

EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid to or earned during the years ended December 31, 2000 and 1999 by our Chief Executive Officer and each of our most highly compensated executive officers whose total salary and bonus exceeded $100,000 for services rendered to us in all capacities during 2000 and 1999 (as applicable). The executive officers listed in the table below are referred to as the "named executive officers."

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                                                       COMPENSATION
                                                                    ------------------
                                                                        SECURITIES
                                              ANNUAL COMPENSATION   UNDERLYING OPTIONS         ALL
                                     FISCAL   -------------------       (NUMBER OF            OTHER
NAME AND PRINCIPAL POSITION           YEAR     SALARY     BONUS          SHARES)         COMPENSATION(1)
---------------------------          ------   --------   --------   ------------------   ---------------
Russell M. Medford, M.D., Ph.D.....   2000    $237,000   $150,000        590,000             $ 4,992
  President and Chief Executive       1999     237,000         --        300,000               4,990
  Officer
Mitchell Glass, M.D................   2000     229,129     20,000        155,000               8,657(2)
  Senior Vice President of            1999     210,000         --         20,000              27,508(2)
  Strategic Drug Development
Mark P. Colonnese..................   2000     190,000     75,000        160,000               5,250
  Vice President of Finance and       1999     182,083     30,000        140,000               3,681(3)
  Administration
  Chief Financial Officer and
  Assistant Secretary
Don Kirksey, Ph.D..................   2000     175,000     10,000         90,000               5,250
  Vice President of Business and      1999     175,000         --         50,000              44,914(4)
  Corporate Development

---------------

(1) Includes for each named executive officer a 401(k) plan matching contribution by us for 2000 and 1999, respectively, in the amounts of $4,992 and $4,990 for Dr. Medford; $5,250 and $1,420 for Mr. Colonnese and $5,250 and $1,312 for Dr. Kirksey.
(2) Represents reimbursement for personal travel.
(3) Includes $2,256 for consulting services prior to employment.
(4) Represents reimbursement for moving and relocation expenses.

                 OPTION GRANTS IN YEAR ENDED DECEMBER 31, 2000

     The following table sets forth information concerning the individual grants of stock options to each of the named executive officers during the fiscal year ended December 31, 2000. All options were granted under our 1997 Equity Ownership Plan. Each option has a ten-year term, subject to earlier termination if the optionee's service with us terminates. Options vest at the rate of 25% on the first anniversary of the vesting commencement date and 1/48th monthly thereafter in 36 installments. Prior to our Initial Public Offering in August 2000, options were granted with the exercise prices equal to the fair value on the date of grant as determined by our board of directors, primarily through the use of independent valuations. Following the Initial Public Offering, all options were granted with exercise prices equal to the fair market value on the date of the grant.

                                             INDIVIDUAL GRANT                                       POTENTIAL REALIZABLE VALUE
                                 ----------------------------------------                             AT ASSUMED ANNUAL RATES
                                                        PERCENT OF TOTAL                            OF STOCK PRICE APPRECIATION
                                 NUMBER OF SECURITIES    OPTIONS GRANTED    EXERCISE                    FOR OPTION TERM(2)
                                  UNDERLYING OPTIONS      TO EMPLOYEES       PRICE     EXPIRATION   ---------------------------
NAME                                 GRANTED (#)        IN FISCAL YEAR(1)    ($/SH)       DATE           5%            10%
----                             --------------------   -----------------   --------   ----------   ------------   ------------
Russell M. Medford, M.D.,......        500,000                32.0%           0.38       1/28/10    $ 6,325,579    $10,184,970
  Ph.D. .......................         90,000                 5.8            5.00      12/29/10        283,003        717,184

Mitchell Glass, M.D. ..........        120,000                 7.7            0.38       1/28/10      1,518,139      2,444,393
                                        35,000                 2.2            5.00      12/29/10        110,057        278,905

Mark P. Colonnese..............        125,000                 8.0            0.38       1/28/10      1,581,395      2,546,242
                                        35,000                 2.2            5.00      12/29/10        110,057        278,905

Don Kirksey, Ph.D. ............         85,000                 5.4            0.38       1/28/10      1,075,348      1,731,445
                                         5,000                 0.3            5.00      12/29/10         15,722         39,844
                                       -------                                                      -----------    -----------

                                       995,000                                                      $11,019,300    $18,221,888
                                       =======                                                      ===========    ===========


---------------

(1) In 2000, we granted options to employees to purchase an aggregate of 1,563,850 shares of common stock.
(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The 5% and 10% assumed rates of appreciation are used in accordance with the rules of the Securities and Exchange Commission. With regard to the options expiring January 28, 2010 that were granted at $.38 per share, we applied the Initial Public Offering price of $8.00 per share as the deemed per share market price at the time of grant. With regard to the options expiring December 29, 2010 that were granted at $5.00 per share, we applied the fair market value of $5.00 per share. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock. The actual gains, if any, on the stock option exercises will depend on the future performance of the common stock, the optionee's continued employment through applicable vesting periods and the date on which the options are exercised and the underlying shares are sold.

 AGGREGATE OPTION EXERCISES IN FISCAL YEAR ENDED DECEMBER 31, 2000 AND YEAR-END
                                 OPTION VALUES

     The following table sets forth option exercises by the named executive officers during the 2000 fiscal year, including the aggregate value of gains on the date of exercise. The table also sets forth (i) the number of shares covered by options (both exercisable and unexercisable) as of December 31, 2000 and (ii) the respective value for "in-the-money" options, which represents the positive spread between exercise price of existing options and the fair market value of AtheroGenics' common stock at December 31, 2000.

                                                            NUMBER OF SECURITIES
                                             VALUE         UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                             NUMBER OF    REALIZED OF            OPTIONS AT               IN-THE-MONEY OPTIONS
                              SHARES         SHARES           DECEMBER 31, 2000             DECEMBER 31, 2000
                            ACQUIRED ON   ACQUIRED ON    ---------------------------   ---------------------------
NAME                         EXERCISE     EXERCISE(1)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        -----------   ------------   -----------   -------------   -----------   -------------
Russell M. Medford, M.D.,
  Ph.D....................         --      $       --      340,000         650,000     $1,607,710     $2,601,290
Mitchell Glass, M.D.......     51,700         398,090       90,800         162,500        424,360        592,050
Mark P. Colonnese.........     44,400         341,880       49,850         205,750        231,729        794,891
Don Kirksey, Ph.D.........     35,000         269,500       50,750         154,250        236,680        696,020
                              -------      ----------      -------       ---------     ----------     ----------
                              131,100      $1,009,470      531,400       1,172,500     $2,500,479     $4,684,251
                              =======      ==========      =======       =========     ==========     ==========

---------------

(1) Value realized of shares acquired on exercise was calculated using the Initial Public Offering price of $8.00 per share.

EMPLOYMENT AND CONSULTING AGREEMENTS

     We have entered into an employment agreement with Dr. Medford, our President and Chief Executive Officer, dated as of March 1, 2001.

     Our employment agreement with Dr. Medford has an initial term of three years, commencing on the effective date of the agreement. The initial term extends automatically for one year on the second anniversary of the effective date of the agreement and on each anniversary thereafter, unless, prior to such anniversary, either party gives notice that it wishes to terminate the agreement at the end of the then current employment term. The agreement provides for a base salary of not less than $275,000 per year and annual incentive compensation to be determined by our board of directors in its discretion. However, for the first year of the agreement, the target annual incentive compensation is $104,500, or 38% of base salary. Our board of directors will grant annually to Dr. Medford (subject to availability) additional stock or stock options having a value of at least 60% of Dr. Medford's then current base salary. The employment agreement provides Dr. Medford with a one-time allowance for financial and tax planning assistance in a lump sum payment not to exceed $25,000. The employment agreement also provides Dr. Medford with a one-time signing bonus of $20,000.

     If we terminate Dr. Medford's employment agreement other than for cause or we choose not to extend the agreement, or if Dr. Medford terminates the agreement as a result of a constructive discharge or a change of control of AtheroGenics, we must pay Dr. Medford an amount equal to two times the sum of his then current base salary and the pro rata portion of his target annual incentive compensation for the year in which the termination occurs. In the event that Dr. Medford voluntarily resigns or is discharged for cause, he will receive no special severance benefits or compensation. Dr. Medford's employment agreement also has post-termination noncompetition and nonsolicitation provisions which prohibit him from competing with AtheroGenics or soliciting its customers or employees for one year following his termination.

     On May 11, 2000, we entered into a consulting agreement with Dr. Scott, a member of our board of directors, to engage him to serve as Vice President of Research for a period of up to six months. We have extended the consulting agreement for an additional six months. We agreed to pay Dr. Scott $900 per day onsite, plus we will award him 1,000 shares of common stock for each month of service. As of March 1, 2001, we have awarded Dr. Scott 10,000 shares of common stock. Either party may terminate the agreement at any time.

REPORT OF THE COMPENSATION COMMITTEE

  General Philosophy on Executive Compensation

     AtheroGenics' executive compensation program is administered by the compensation committee of the board of directors, which is composed of three non-employee directors. The committee is responsible for establishing and administering the policies that govern both executive annual compensation and all employee equity ownership programs. All decisions by the committee relating to the compensation of AtheroGenics' executive officers are reviewed by the full board of directors.

  Overview and Philosophy

     The goals of AtheroGenics' executive compensation program are to:

     - provide competitive compensation that will help attract, retain and reward highly qualified executives who contribute to the long-term success of AtheroGenics;

     - align management's interests with the success of AtheroGenics by placing a portion of the executive's compensation at risk in relation to AtheroGenics' performance; and

     - align management's interests with shareholders by including long-term equity incentives.

     The committee believes that AtheroGenics' executive compensation program provides an overall level of compensation that is competitive within its industry and among companies of comparable size and complexity. To ensure that compensation is competitive, AtheroGenics regularly compares its compensation practices with those of other similar companies and sets its compensation guidelines based on this review. The committee also seeks to achieve an appropriate balance of the compensation paid to a particular individual and the compensation paid to other executives both inside AtheroGenics and at comparable companies and attempts to maintain an appropriate mix of salary and incentive compensation. While compensation data are useful guides for comparative purposes, AtheroGenics believes that a successful compensation program also requires the application of judgment and subjective determinations of individual performance.

  Executive Compensation Program

     AtheroGenics' executive compensation program consists of base salary, periodic incentive compensation and long-term equity incentives in the form of stock options. Executive officers also are eligible to participate in certain benefit programs that are generally available to all employees of AtheroGenics, such as medical insurance programs, life insurance programs and 401(k) plans.

  Base Salary

     At the beginning of each fiscal year, the committee establishes an annual salary plan for AtheroGenics' senior executive officers based on recommendations made by AtheroGenics' Chief Executive Officer. The committee attempts to set base salary compensation within its perceived range of salaries of executive officers with comparable qualifications, experience and responsibilities at other companies in the same or similar businesses and of comparable size and success. The committee has reviewed compensation for comparable positions by reviewing published compensation data as part of its efforts to set the annual cash compensation for AtheroGenics' executives. The committee has attempted to base salary determinations both upon AtheroGenics' financial performance and upon the individual's performance as measured by certain subjective non-financial objectives. These non-financial objectives include the individual's contribution to AtheroGenics as a whole, including his or her ability to motivate others, develop the skills necessary to grow as AtheroGenics matures, recognize and pursue new business opportunities and initiate programs to enhance AtheroGenics' growth and success.

  Annual and Long-Term Incentive Compensation

     AtheroGenics has no formal bonus program for its key employees, although the committee may consider adopting such a program in the future. Bonus payments may be made to key employees based on the achievement of agreed upon performance objectives or as a part of the recruitment process.

     AtheroGenics' 1997 Equity Ownership Plan is designed to promote the harmonization of long-term interests between AtheroGenics' employees and its shareholders and to assist in the retention of executives and employees. The size of option grants is generally intended by the committee to reflect the executive's position with us and his or her contributions to AtheroGenics. Stock options generally vest over a period not to exceed four years from the date of the grant in order to encourage key employees to continue in the employ of AtheroGenics. Stock options are granted with an option exercise price equal to the fair market value of AtheroGenics' common stock on the date of the grant.

  Benefits

     AtheroGenics' executive officers are entitled to receive life and medical insurance benefits on the same basis as other full-time employees of AtheroGenics. They are also eligible to participate in our 401(k) plan.

  Compensation of Chief Executive Officer

     In fiscal 2000, Dr. Medford, our President and Chief Executive Officer, received cash compensation of $387,000, which represented his base salary for 2000 and a bonus of $150,000. In addition, Dr. Medford received an incentive grant of options to purchase 500,000 shares of AtheroGenics' common stock at an exercise price of $0.38 per share and options to purchase 90,000 shares of common stock at an exercise of $5.00 per share. The amount of Dr. Medford's base salary is set annually by the board of directors. See "Employment and Consulting Agreements" for a description of the employment agreement between Dr. Medford and AtheroGenics.

  Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation's chief executive officer or to any of the other named executive officers in the proxy statement. The deductibility of executive compensation in excess of the limit set in Section 162(m) of the Internal Revenue Code 1986, as amended, was not a factor in the committee's determination of 2000 compensation levels. The committee will continue to review AtheroGenics' executive compensation plans to determine what changes, if any, may be advisable in connection with Section 162(m).

                                          Compensation Committee:

                                          Michael A. Henos, Chairman
                                          Arda Minocherhomjee
                                          Arthur M. Pappas

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

STOCK PERFORMANCE GRAPH

     The following graph shows the total shareholder return of an investment of $100 in cash since AtheroGenics' Initial Public Offering of common stock on August 9, 2000 through December 31, 2000, the Nasdaq Composite (U.S.) Index and the Nasdaq Index-Biotech. All values assume reinvestment of the full amount of all dividends although dividends have never been declared on AtheroGenics' common stock.

                                                   ATHEROGENICS, INC.        NASDAQ COMPOSITE INDEX       NASDAQ INDEX-BIOTECH
                                                   ------------------        ----------------------       --------------------
August 9, 2000                                           100.00                      100.00                      100.00
December 31, 2000                                         60.61                       64.11                       88.80

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of holdings and transactions in AtheroGenics stock with the Securities and Exchange Commission. Based on a review of written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements were met during 2000, with the following exceptions: (i) R. Wayne Alexander filed one report on Form 4 reporting one transaction after the due date of the Form, (ii) Vaughn D. Bryson filed one report on Form 4 reporting three transactions after the due date of the Form, and (iii) William A. Scott filed one report on Form 4 reporting four transactions after the due date of the Form.

       PROPOSAL 2 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The board of directors of AtheroGenics, upon the recommendation of the audit committee, has appointed the firm of Ernst & Young LLP to serve as independent auditors of AtheroGenics for the fiscal year ending December 31, 2001, and has directed that such appointment be submitted to the shareholders of AtheroGenics for ratification at the annual meeting. Ernst & Young LLP has served as independent auditors of AtheroGenics since 1994, and is considered by management of AtheroGenics to be well qualified. If the shareholders do not ratify the appointment of Ernst & Young LLP, the board of directors will reconsider the appointment.

     Representatives of Ernst & Young LLP will be present at the annual meeting and will have an opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions from shareholders.

FEES BILLED TO ATHEROGENICS BY ERNST & YOUNG LLP IN 2000

  Audit Fees

     Audit fees billed to AtheroGenics by Ernst & Young LLP during the fiscal year ended December 31, 2000 for the audit of AtheroGenics' annual financial statements and the review of the quarterly financial statements included in the Quarterly Reports on Form 10-Q totaled $69,000.

  Financial Information Systems Design and Implementation Fees

     AtheroGenics did not engage Ernst & Young LLP to provide advice regarding financial information systems design and implementation during the fiscal year ended December 31, 2000.

  All Other Fees

     Fees billed to AtheroGenics by Ernst & Young LLP during the fiscal year ended December 31, 2000 for all other non-audit services rendered to AtheroGenics, including services relating to the filing of our Registration Statement on Form S-1 in connection with our Initial Public Offering, plan audit services and tax-related services, totaled $330,755. The audit committee of the board of directors has determined that the provision of these services is compatible with the maintenance of the independence of Ernst & Young LLP.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF ATHEROGENICS FOR FISCAL 2001.

         PROPOSAL 3 -- APPROVAL OF PROPOSAL TO CONSIDER AND APPROVE THE
                 ATHEROGENICS, INC. 2001 EQUITY OWNERSHIP PLAN

INTRODUCTION

     Our 2001 Equity Ownership Plan will permit us to grant to employees, directors, advisors, and consultants of AtheroGenics, and to alternate grantees affiliated with our directors in certain circumstances, as appropriate, incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock and performance awards (collectively, "Awards") for an aggregate of 2,000,000 shares of our common stock, subject to adjustment in the event of any increase or decrease in the number of issued shares of common stock without receipt of consideration by us, or in the event of merger, consolidation, or other reorganization of AtheroGenics or tender offer for shares of common stock. The following description of the 2001 Equity Ownership Plan is qualified in its entirety by reference to the applicable provisions of the 2001 Equity Ownership Plan, which is attached hereto as Appendix B, and agreements related to the 2001 Equity Ownership Plan.

PROPOSED AMENDMENT

     The board of directors of AtheroGenics has approved, and recommends that the shareholders of AtheroGenics approve the 2001 Equity Ownership Plan. The effective date of the 2001 Equity Ownership Plan, if approved by the shareholders at the annual meeting, will be April 18, 2001.

STOCK SUBJECT TO AWARDS

     The capital stock subject to the Awards and other provisions of the 2001 Equity Ownership Plan is our common stock. On March 1, 2001, the closing price of our common stock as reported by the Nasdaq National Market on that day was $5.68 per share. Subject to adjustment in accordance with the terms of the 2001 Equity Ownership Plan, up to 2,000,000 shares of common stock, in the aggregate, may be granted or purchased under the 2001 Equity Ownership Plan. The unvested, unpaid, unconverted, unexercised and otherwise unsettled portion of shares of common stock allocable to Awards granted under the plan that have been forfeited, canceled, expired or terminated without becoming vested, paid, exercised, converted or otherwise settled in full may again become subject to Awards under the plan.

TYPES OF AWARDS

     Incentive stock options ("ISOs"), non-qualified stock options ("NQSOs"), stock appreciation rights ("SARs"), restricted stock awards and performance awards may be granted under the 2001 Equity Ownership Plan.

ADMINISTRATION

     The 2001 Equity Ownership Plan is administered by an administrator, consisting of our board of directors or its designee. AtheroGenics' compensation committee will serve as the 2001 Equity Ownership Plan's administrator.

     Among other powers and duties, the compensation committee has authority (i) to determine the individuals to whom Awards will be granted from among those individuals who are eligible, as well as the terms and provisions of Awards,
(ii) to determine the terms and provisions of Equity Ownership Agreements relating to Awards under the plan, and (iii) to interpret the 2001 Equity Ownership Plan, and prescribe, amend and rescind any rules and regulations relating to the 2001 Equity Ownership Plan, and to make all other determinations necessary or advisable for the proper administration of the 2001 Equity Ownership Plan.

ELIGIBILITY AND GRANTS OF AWARDS

     Under the terms of the 2001 Equity Ownership Plan, employees, directors, consultants and advisors of AtheroGenics (and any parent or subsidiary corporations), and alternate grantees who are affiliates of directors under certain circumstances, as appropriate, are eligible for consideration for the granting of Awards by the compensation committee. No individual may be granted Awards in excess of 30% of the maximum number of shares of common stock for which Awards may be granted under the plan. As of March 15, 2001, there were approximately seventy employees of AtheroGenics, all of whom are eligible to participate in the 2001 Equity Ownership Plan. As of March 15, 2001, eight non-employee directors are also eligible to participate in the 2001 Equity Ownership Plan. As of the date of this proxy statement, we have not granted any Awards under the 2001 Equity Ownership Plan. Except as otherwise described in this proxy statement, we have no definitive plans to grant Awards to any particular individual at this time.

TERMS OF AWARDS

     Equity Ownership Agreement. Each Award will be evidenced by an Equity Ownership Agreement between AtheroGenics and the Award recipient in the form that the compensation committee determines is appropriate, subject to the provisions of the 2001 Equity Ownership Plan.

     Stock Appreciation Rights. An SAR may be granted in connection with all or any portion of a previously or contemporaneously granted Award or not in connection with another Award. An SAR entitles the recipient to receive (in cash or shares of common stock, as provided in the Equity Ownership Agreement, or, in the absence of such provision, as the compensation committee may determine) the excess of the fair market value of a number of shares of common stock at the time of payment or exercise over a specified price, referred to as the "SAR exercise price." The exercise of an SAR granted in connection with another Award results in a pro rata surrender or cancellation of the related Award to the extent the SAR has been exercised.

     Restricted Stock Awards. The compensation committee determines the restrictions or conditions on shares of common stock granted pursuant to a restricted stock award. The compensation committee may grant shares of common stock pursuant to a restricted stock award without the requirement of a cash payment, or may require a cash payment from the recipient of the restricted stock award in an amount no greater than the aggregate fair market value of the shares of common stock awarded.

     Vesting. Awards granted under the 2001 Equity Ownership Plan will become exercisable (i.e., vested) as provided in the Equity Ownership Agreement, subject to acceleration by the compensation committee if the compensation committee determines that it is in the best interests of AtheroGenics and the Award holder to do so. Notwithstanding any vesting schedule established by the compensation committee, no Award will vest if the vesting would create a situation in which the exercisability of any such Award would result in an "excess parachute payment" within the meaning of Internal Revenue Code Section 280G. In addition, the compensation committee may provide in the Equity Ownership Agreement, notwithstanding any vesting schedule set forth in that agreement, in the event that an Award holder violates a noncompetition agreement as set forth in the Equity Ownership Agreement, all Awards and shares of common stock issued to the holder pursuant to the 2001 Equity Ownership Plan shall be forfeited; however, in such a situation, AtheroGenics must return to the Award holder the lesser of any consideration paid by the Award holder in exchange for common stock issued to the Award holder under the 2001 Equity Ownership Plan, or the fair market value of the common stock forfeited at the time of such forfeiture.

     Term of Awards. The term of any option will be determined by the compensation committee and set forth in the Equity Ownership Agreement, but the term of any ISO may not exceed 10 years from the date of grant (or 5 years in the case of ISOs granted to optionees who own more than 10% of the total combined voting power of all classes of stock of either AtheroGenics or any parent or subsidiary corporation). ISOs may only be granted before April 19, 2011.

     Option or SAR Exercise Price. The purchase price of the common stock underlying each option granted under the 2001 Equity Ownership Plan will be as determined by the compensation committee and set forth in the Equity Ownership Agreement. However, the option price for ISOs may not be less than 100% (110% for options granted to an optionee who owns more than 10% of the total combined voting power of all classes of stock of either AtheroGenics or any parent or subsidiary corporation) of the fair market value of the common stock on the date the ISO is granted. In the case of an SAR granted in connection with an option, the SAR exercise price may not be less than the option exercise price for the designated number of shares.

     Termination of Employment. In the event of termination of an Award recipient's employment or affiliation with AtheroGenics, the Award may be canceled, accelerated, paid or continued as provided in the Equity Ownership Agreement, or, in the absence of such provision, as the compensation committee may determine. However, in the event of termination of employment of an optionee holding an ISO, the unexercised portion of the ISO shall expire, terminate and become unexercisable no later than the expiration of: (i) three months after the date of termination of employment other than due to death or disability, or (ii) one year after the date of termination of employment due to death or disability. The vested portion of any continued Award or the amount of payment due under a continued Award may be adjusted by the compensation committee to reflect such factors as the compensation committee determines are relevant to its decision to continue the Award.

     Exercise of Awards. An option or SAR granted under the 2001 Equity Ownership Plan may be exercised at such time or times, or upon the occurrence of such event or events, and in such amounts, as the compensation committee specifies in the Equity Ownership Agreement. An option may be exercised by the person or persons whom the compensation committee specifies in the Equity Ownership Agreement. Upon exercise of an option, an optionee must pay for the common stock subject to the exercise. Payment may be made in any form or manner authorized by the compensation committee in the Equity Ownership Agreement or by amendment to the agreement, including in cash, in shares of common stock that have been owned by the holder for at least six months prior to the date of exercise, or by a combination of the foregoing. The compensation committee may permit the optionee or any other designated person acting for the benefit of the optionee to exercise the option, or any portion of the option, for all or part of the remaining option term notwithstanding any provision of the Equity Ownership Agreement to the contrary.

     Transfers. Awards are not transferable or assignable except by will or by the laws of descent and distribution and are exercisable during the Award holder's life only by the Award holder (unless the Award holder is incapacitated and unable to exercise Awards). Upon the death of the Award holder, Awards will be exercisable by the Award holder's "beneficiary." Certificates for common stock issued with respect to Awards under the plan may include such legends referring to any applicable restrictions on resale as AtheroGenics, in its discretion, deems appropriate.

     Cash Awards. The compensation committee may, at any time and in its discretion, grant to any holder of an Award the right to receive, at such times and in such amounts as determined by the compensation committee in its discretion, a cash amount which is intended to reimburse that person for all or a portion of the federal, state and local income taxes imposed upon that person as a consequence of the receipt of the Award or the exercise of rights under the Award.

AMENDMENT AND TERMINATION

     The board of directors of AtheroGenics may amend or terminate the 2001 Equity Ownership Plan at any time, provided that no termination or amendment may adversely affect the rights of the holder of an Award under the 2001 Equity Ownership Plan without that holder's consent. The board of directors may condition any amendment on the approval of shareholders if such approval is necessary or advisable with respect to applicable laws.

ADJUSTMENTS

     In the event of any increase or decrease in the number of shares of common stock outstanding effected without receipt of consideration by AtheroGenics, the compensation committee may make a proportionate adjustment to the number of shares subject to Awards granted under the 2001 Equity Ownership Plan, to the exercise price of any options granted under the 2001 Equity Ownership Plan, and to the number of shares remaining available for the granting of Awards.

     Additionally, in the event of a merger, consolidation, or other reorganization of AtheroGenics, or any tender offer for shares of common stock of AtheroGenics, the compensation committee may make such adjustments with respect to Awards and take such other action as it deems necessary or appropriate to reflect or in anticipation of such reorganization or tender offer.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief general description of the consequences under the Internal Revenue Code of 1986, as amended, of the receipt of Awards under the 2001 Equity Ownership Plan:

     Incentive Stock Options. An option holder has no tax consequences upon issuance or, generally, upon exercise of an ISO. An option holder will recognize income when that option holder sells or exchanges the shares acquired upon exercise of an ISO. This income will be taxed at the applicable capital gains rate if the sale or exchange occurs after the expiration of the requisite holding periods. Generally, the requisite holding periods expire two years after the date of grant of the ISO and one year after the date of acquisition of the common stock pursuant to the exercise of the ISO.

     If an option holder disposes of the common stock acquired pursuant to exercise of an ISO before the expiration of the requisite holding periods, the option holder will recognize compensation income in an amount equal to the difference between the option price and the lesser of (i) the fair market value of the shares on the date of exercise and (ii) the price at which the shares are sold. This amount will be taxed at ordinary income rates. If the sale price of the shares is greater than the fair market value on the date of exercise, the difference will be recognized as gain by the option holder and taxed at the applicable capital gains rate. If the sale price of the shares is less than the option price, the option holder will recognize a capital loss equal to the excess of the option price over the sale price.

     For these purposes, the use of shares acquired upon exercise of an ISO to pay the option price of another option (whether or not it is an ISO) will be considered a disposition of the shares. If this disposition occurs before the expiration of the requisite holding periods, the option holder will have the same tax consequences as are described above in the preceding paragraph. If the option holder transfers any such shares after holding them for the requisite holding periods or transfers shares acquired pursuant to exercise of a NQSO or on the open market, that option holder generally will not recognize any income upon the exercise. Whether or not the transferred shares were acquired pursuant to an ISO and regardless of how long the option holder has held those shares, the basis of the new shares received pursuant to the exercise will be computed in two steps. In the first step, a number of new shares equal to the number of older shares tendered (in payment of the option's exercise) is considered exchanged under Internal Revenue Code sec.1036 and the rulings thereunder; and these new shares receive the same holding period and the same basis the option holder had in the old tendered shares, if any, plus the amount included in income from the deemed sale of the old shares and the amount of cash or other nonstock consideration paid for the new shares, if any. In the second step, the number of new shares received by the option holder in excess of the old tendered shares receives a basis of zero, and the option holder's holding period with respect to those shares commences upon exercise.

     An option holder may have tax consequences upon exercise of an ISO if the aggregate fair market value of shares of the common stock subject to ISOs which first become exercisable by an option holder in any one calendar year exceeds $100,000. If this occurs, the excess shares will be treated as though they are subject to an NQSO instead of an ISO. Upon exercise of an option with respect to these shares, the option holder will have the tax consequences described below with respect to the exercise of NQSOs.

     Finally, except to the extent that an option holder has recognized income with respect to the exercise of an ISO (as described in the preceding paragraphs), the amount by which the fair market value of a share of the common stock at the time of exercise of the ISO exceeds the option price will be included in determining an option holder's alternative minimum taxable income, and may cause the option holder to incur an alternative minimum tax liability in the year of exercise.

     There will be no tax consequences to AtheroGenics upon issuance or, generally, upon exercise of an ISO. However, to the extent that an option holder recognizes ordinary income upon exercise, as described above, AtheroGenics generally will have a deduction in the same amount.

     Non-qualified Stock Options. Neither AtheroGenics nor the option holder has income tax consequences from the issuance of non-incentive stock options (previously defined as "NQSOs"). Generally, in the tax year when an option holder exercises NQSOs, the option holder recognizes ordinary income in the amount by which the fair market value of the shares at the time of exercise exceeds the option price for such shares. AtheroGenics generally will have a deduction in the same amount as the ordinary income recognized by the option holder in AtheroGenics' tax year in which or with which the option holder's tax year (of exercise) ends.

     If an option holder exercises an NQSO by paying the option price with previously acquired common stock, the option holder will recognize income (relative to the new shares such option holder is receiving) in two steps. In the first step, a number of new shares equivalent to the number of older shares tendered (in payment of the NQSO exercised) is considered to have been exchanged in accordance with Internal Revenue Code sec.1036 and the rulings thereunder, and no gain or loss is recognized. In the second step, with respect to the number of new shares acquired in excess of the number of old shares tendered, the option holder will recognize income on those new shares equal to their fair market value less any nonstock consideration tendered.

     The new shares equal to the number of the older shares tendered will receive the same basis the option holder had in the older shares and the option holder's holding period with respect to the tendered older shares will apply to those new shares. The excess new shares received will have a basis equal to the amount of income recognized by the option holder by exercise, increased by any nonstock consideration tendered. Their holding period will commence upon the exercise of the option.

     Restricted Stock. A holder of restricted stock will recognize income upon its receipt, but generally only to the extent that it is not subject to a substantial risk of forfeiture. If the restricted stock is subject to restrictions that lapse in increments over a period of time, so that the holder becomes vested in a portion of the shares as the restrictions lapse, the holder will recognize income in any tax year only with respect to the shares that become nonforfeitable during that year. The income recognized will be equal to the fair market value of those shares, determined as of the time that the restrictions on those shares lapse. That income generally will be taxable at ordinary income tax rates. AtheroGenics generally will be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the holder of the restricted stock.

     A holder of restricted stock may elect instead to recognize ordinary income for the taxable year in which he or she receives an award of restricted stock in an amount equal to the fair market value of all shares of restricted stock awarded to him or her (even if the shares are subject to forfeiture). That income will be taxable at ordinary income tax rates. At the time of disposition of the shares, a holder who has made such an election will recognize gain in an amount equal to the difference between the sales price and the fair market value of the shares at the time of the award. That gain will be taxable at the applicable capital gains rate. Any such election must be made within 30 days after the transfer of the restricted stock to the holder. AtheroGenics will generally be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the holder at the time of his election.

     Stock Appreciation Rights. At the time an SAR is granted, an option holder will recognize no taxable income, and there are no tax consequences to AtheroGenics. The option holder will recognize taxable income at the time the SAR is exercised in an amount equal to the amount of cash and the fair market value of the shares of the common stock received upon that exercise. The income recognized on exercise of an SAR will be taxable at ordinary income tax rates. AtheroGenics generally will be entitled to a deduction with respect to the exercise of an SAR in an amount equal to the amount of ordinary income recognized by the option holder upon such exercise.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE THE 2001 EQUITY OWNERSHIP PLAN.

                             SHAREHOLDER PROPOSALS

     Shareholders' proposals intended to be presented at the 2002 annual meeting of shareholders must be delivered to our offices at 8995 Westside Parkway, Alpharetta, GA 30004, addressed to Mark P. Colonnese, no later than November 22, 2001, in order to be considered for inclusion in our proxy statement and form of proxy for that meeting. In accordance with Article I, Section 1 of our bylaws, any proposals presented by a shareholder must satisfy all of the conditions set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended. Pursuant to Article I, Section 3(c) of our bylaws, a shareholder who presents a proposal for a meeting other than the annual meeting must deliver written notice to us at the address above, addressed to Mr. Colonnese, no earlier than the 90th day prior to such meeting and no later than the close of business on the 60th day prior to such meeting or the tenth day following the day on which public announcement is made of the date of such meeting. The notice must include the information required by Article I, Section 3(c) of the bylaws.

             OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

     The board of directors of AtheroGenics knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Shareholders which may properly come before the annual meeting. However, if any other matter should be properly presented for consideration and voting at the annual meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of AtheroGenics.

                                          By Order of the Board of Directors.

                                          /s/ MICHAEL A. HENOS
                                          MICHAEL A. HENOS
                                          Chairman of the Board

Alpharetta, Georgia
March 20, 2001

     AtheroGenics is mailing its 2000 Annual Report to its shareholders with these proxy materials. The Annual Report does not form any part of the material for the solicitation of proxies.

                                                                      APPENDIX A

                            AUDIT COMMITTEE CHARTER

ORGANIZATION

     This charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and obtain the approval of the board of directors. The committee shall be appointed by the board of directors and shall comprise at least three directors, each of whom are independent of management and AtheroGenics. Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and AtheroGenics. All committee members shall be financially literate, and at least one member shall have accounting or related financial management expertise.

STATEMENT OF POLICY

     The audit committee shall provide assistance to the board of directors in fulfilling its oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to AtheroGenics' financial statements and the financial reporting process, the systems of internal accounting and financial controls, the annual independent audit of AtheroGenics' financial statements, and the legal compliance and ethics programs as established by management and the board. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors, and management of AtheroGenics. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of AtheroGenics and the power to retain outside counsel or other experts for this purpose.

RESPONSIBILITIES AND PROCESSES

     The primary responsibility of the audit committee is to oversee AtheroGenics' financial reporting process on behalf of the board and report the results of their activities to the board. Management is responsible for preparing AtheroGenics' financial statements, and the independent auditors are responsible for auditing those financial statements. The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

     The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

     The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the audit committee, as representatives of AtheroGenics' shareholders. The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The committee shall discuss with the auditors their independence from management and AtheroGenics and the matters included in the written disclosures required by the Independence Standards Board. Annually, the committee shall review and recommend to the board the selection of AtheroGenics' independent auditors, subject to shareholders' approval.

     The committee shall discuss with the independent auditors the overall scope and plans for their audit including the adequacy of staffing and compensation. Also, the committee shall discuss with management and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including AtheroGenics' system to monitor and manage business risk, and legal and ethical compliance programs. Further, the committee shall meet separately with the independent auditors, with and without management present, to discuss the results of their examinations.

     The committee shall review the interim financial statements with management and the independent auditors prior to the filing of AtheroGenics' Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

     The committee shall review with management and the independent auditors the financial statements to be included in AtheroGenics' Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

                                                                      APPENDIX B

                               ATHEROGENICS, INC.

                           2001 EQUITY OWNERSHIP PLAN

     AtheroGenics, Inc. hereby establishes this Plan to be called the AtheroGenics, Inc. 2001 Equity Ownership Plan to encourage employees of the Company to acquire an equity interest in the Company, to make monetary payments to certain employees based upon the value of the Company's Stock, or based upon achieving certain goals on a basis mutually advantageous to such employees and the Company and thus provide an incentive for continuation of the efforts of the employees for the success of the Company, for continuity of employment and to further the interests of the shareholders.

                            SECTION 1 -- DEFINITIONS

     1.1 Definitions. Whenever used herein, the masculine pronoun shall be deemed to include the feminine, the singular to include the plural, unless the context clearly indicates otherwise, and the following capitalized words and phrases are used herein with the meaning thereafter ascribed:

          (a) "Administrator" means the Board or its designee(s).

          (b) "Award" means any Option, Stock Appreciation Right, or Stock Award granted under the Plan.

          (c) "Beneficiary" means the person or persons designated by a Participant to exercise an Award in the event of the Participant's death while employed by the Company, or in the absence of such designation, the executor or administrator of the Participant's estate.

          (d) "Board" means the Board of Directors of the Company.

          (e) "Cause" means conduct by the Participant amounting to (1) fraud or dishonesty against the Company, (2) willful misconduct, repeated refusal to follow the reasonable directions of an individual or group authorized to give such directions, or knowing violation of law in the course of performance of the duties of Participants employment with the Company, (3) repeated absences from work without a reasonable excuse, (4) intoxication with alcohol or drugs while on the Company's premises during regular business hours, (5) a conviction or plea of guilty or nolo contendere to a felony or a crime involving dishonesty, or (6) a breach or violation of the terms of any employment or other agreement to which Participant and the employer are party.

          (f) "Change in Control" shall be deemed to have occurred if (i) a tender offer shall be made and consummated of the ownership of 50% or more of the outstanding voting securities of the Company, (ii) the Company shall be merged or consolidated with another corporation and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Company, other than affiliates (within the meaning of the Securities Exchange Act of 1934) of any party to such merger or consolidation, (iii) the Company shall sell substantially all of its assets to another corporation which corporation is not wholly owned by the Company, or (iv) a person, within the meaning of Section 3(a)(9) or of
     Section 13(d)(3) (as in effect on the date hereof) of the Securities Exchange Act of 1934, shall acquire 50% or more of the outstanding voting securities of the Company (whether directly, indirectly beneficially or of record). For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(l)(i) (as in effect on the date hereof) pursuant to the Securities Exchange Act of 1934.

          (g) "Code" means the Internal Revenue Code of 1986, as amended.

          (h) "Company" means AtheroGenics, Inc., a Georgia corporation.

          (i) "Constructive Discharge" means a Termination of Employment by the Participant on account of (i) any material reduction in the Participant's compensation, (ii) any material reduction in the level or scope of job responsibility or status of the Participant occurring without the consent of the Participant, or (iii) any relocation to an office of the Company which is more than fifty (50) miles from the office where the Participant was previously located to which the Participant has not agreed.

          (j) "Disability" has the same meaning as provided in the long-term disability plan maintained by the Company. In the event of a dispute, the determination of Disability shall be made by the Administrator. If, at any time during the period that this Plan is in operation, the Company does not maintain a long term disability plan, Disability shall mean a physical or mental condition which, in the judgment of the Administrator, permanently prevents a Participant from performing his usual duties for the Company or such other position or job which the Company makes available to him and for which the Participant is qualified by reason of his education, training and experience. In making its determination the Administrator may, but is not required to, rely on advice of a physician competent in the area to which such Disability relates. The Administrator may make the determination in its sole discretion and any decision of the Administrator will be binding on all parties.

          (k) "Disposition" means any conveyance, sale, transfer, assignment, pledge or hypothecation, whether outright or as security, inter vivos or testamentary, with or without consideration, voluntary or involuntary.

          (l) "Equity Ownership Agreement" means an agreement between the Company and a Participant or other documentation evidencing an Award.

          (m) "Expiration Date" means the last date upon which an Award can be exercised.

          (n) "Fair Market Value" means, for any particular date, (i) for any period during which the Stock shall be listed for trading on a national securities exchange or the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), the closing price per share of Stock on such exchange or the NASDAQ closing bid price as of the close of such trading day, or (ii) the market price per share of Stock as determined in good faith by the Board in the event (i) above shall not be applicable. If the Fair Market Value is to be determined as of a day when the securities markets are not open, the Fair Market Value on that day shall be the Fair Market Value on the next succeeding day when the markets are open.

          (o) "Incentive Stock Option" means an incentive stock option, as defined in Code Section 422, and described in Plan Section 3.2.

          (p) "Involuntary Termination" means a Termination of Employment but does not include a Termination of Employment for Cause or a Voluntary Resignation.

          (q) "Non-Qualified Stock Option" means a stock option, other than an option qualifying as an Incentive Stock Option, described in Plan Section 3.2.

          (r) "Non-Employee Board Member" means a member of the Board who is not an employee of the Company.

          (s) "Option" means a Non-Qualified Stock Option or an Incentive Stock Option.

          (t) "Over 10% Owner" means an individual who at the time an Incentive Stock Option is granted owns Stock possessing more than 10% of the total combined voting power of the Company or one of its Parents or Subsidiaries, determined by applying the attribution rules of Code Section 424(d).

          (u) "Parent" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, with respect to Incentive Stock Options, at the time of granting of the Option, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

          (v) "Participant" means an individual who receives an Award hereunder.

          (w) "Plan" means the AtheroGenics, Inc. 2001 Equity Ownership Plan.

          (x) "Retirement" means a Termination of Employment after attaining the normal retirement age specified in the qualified retirement plan maintained by the Company.

          (y) "Stock" means the Company's common stock.

          (z) "Stock Appreciation Right" means a stock appreciation right described in Plan Section 3.3.

          (aa) "Stock Award" means a stock award described in Plan Section 3.4.

          (bb) "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, with respect to Incentive Stock Options, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possession 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

          (cc) "Termination of Affiliation" means the termination of a business relationship, for any reason, between an advisor or consultant who is a Participant and the Company or its affiliates. A Termination of Affiliation shall be deemed to have occurred as of the date written notice to that effect is received by the Participant.

          (dd) "Termination of Employment" means the termination of the employee-employer relationship between a Participant and the Company and its affiliates regardless of the fact that severance or similar payments are made to the Participant, for any reason, including, but not by way of limitation, a Voluntary Resignation, Constructive Discharge, Involuntary Termination, death, Disability or Retirement. The Administrator shall, in its absolute discretion, determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a leave of absence constitutes a Termination of Employment, or whether a Termination of Employment is for Cause or is a Constructive Discharge. With regard to a member of the Board, Termination of Employment shall mean the date on which the individual ceases to be a member of the Board for any reason.

          (ee) "Vested" means that an Award is nonforfeitable and exercisable with regard to a designated number of shares of Stock.

          (ff) "Voluntary Resignation" means a Termination of Employment as a result of the Participant's resignation but does not include a Constructive Discharge.

                           SECTION 2 -- GENERAL TERMS

     2.1 Purpose of the Plan. The Plan is intended to (a) provide incentive to employees of the Company and its affiliates to stimulate their efforts toward the continued success of the Company and to operate and manage the business in a manner that will provide for the long-term growth and profitability of the Company; (b) encourage stock ownership by employees by providing them with a means to acquire a proprietary interest in the Company by acquiring shares of Stock or to receive compensation which is based upon appreciation in the value of Stock; and (c) provide a means of obtaining and rewarding employees, directors, advisors and consultants.

     2.2 Stock Subject to the Plan.  Subject to adjustment in accordance with
Section 5.2, 2,000,000 shares of Stock (the "Maximum Plan Shares") are hereby reserved and subject to issuance under the Plan. At no time shall the Company have outstanding Awards and shares of Stock issued in respect to Awards in excess of the Maximum Plan Shares. To the extent permitted by law, the shares of Stock attributable to the nonvested, unpaid, unexercised, unconverted or otherwise unsettled portion of any Award that is forfeited, canceled, expired or terminated for any reason without becoming vested, paid, exercised, converted or otherwise settled in full shall again be available for purposes of the Plan.

     2.3 Administration of the Plan. The Plan shall be administered by the Administrator. The Administrator shall have full authority in its discretion to determine the employees of the Company or its affiliates to whom Awards shall be granted and the terms and provisions of Awards, subject to the Plan. Subject to the provisions of the Plan, the Administrator shall have full and conclusive authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the respective Equity Ownership Agreements and to make all other determinations necessary or advisable for the proper administration of the Plan. The Administrator's determination under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). The Administrator's decisions shall be final and binding on all Participants.

     2.4 Eligibility and Limits. (a) Participants in the Plan shall be selected by the Administrator from among the classes of recipients specified in Section 2.1(c), provided, however, that (i) only individuals who are employees of the Company on the date of grant may receive Incentive Stock Options and (ii) under the circumstances specified below in this subsection (a), an Alternate Grantee who is an affiliate of a Director may, at the discretion of the Administrator, be granted Non-Qualified Stock Options even if such entity does not meet the criteria of Section 2.1(c). A grant of Non-Qualified Stock Options may be made to an Alternate Grantee if the Administrator in its discretion determines that
(i) a Director to whom an option grant would normally be made is barred from receiving or retaining such grant by contractual or legal restrictions applicable to him/her by virtue of his/her relationship to an entity of which he/she is an affiliate (the "Alternate Grantee"), (ii) the Director has refused or waived the grant originally intended for him/her (and such grant has been cancelled) and has informed the Administrator of the identity of the Alternate Grantee; (iii) there is an appropriate exemption under the Securities Act of 1933 pursuant to which a grant to the Alternate Grantee may be made without meeting the registration requirements of such act; and (iv) it would be consistent with the purposes of the Plan and in the Company's best interest to make such a grant of Non-Qualified Stock Options to the Alternate Grantee.

     (b) In the case of Incentive Stock Options, the aggregate Fair Market Value (determined at the date an Incentive Stock Option is granted) of Stock with respect to which Options intended to meet the requirements of Code Section 422 become exercisable for the first time by an individual during any calendar year under all plans of the Company and its Parents and Subsidiaries shall not exceed $100,000; provided further, that if the limitation is exceeded, the Incentive Stock Options(s) which cause the limitation to be exceeded shall be treated as Non-Qualified Stock Option(s).

                          SECTION 3 -- TERMS OF AWARDS

     3.1 Terms and Conditions of All Awards. (a) The number of shares of Stock as to which an Award shall be granted shall be determined by the Administrator in its sole discretion, subject to the provisions of Sections 2.2 and 2.4 as to the total number of shares available for grants under the Plan.

          (b) Each Award shall be evidenced by an Equity Ownership Agreement in such form as the Administrator may determine is appropriate, subject to the provisions of the Plan.

          (c) The date an Award is granted shall be the date on which the Administrator has approved the terms and conditions of the Equity Ownership Agreement and has determined the recipient of the Award and the number of shares covered by the Award and has taken all such other action necessary to complete the grant of the Award.

          (d) The Administrator may provide in any Equity Ownership Agreement a vesting schedule. The vesting schedule shall specify when such Awards shall become Vested and thus exercisable. The Administrator may accelerate the vesting schedule set forth in the Equity Ownership Agreement if the Administrator determines that it is in the best interests of the Company and Participant to do so. Notwithstanding any vesting schedule which may be specified in an Equity Ownership Agreement, or any determination made by the Administrator, no award will vest if, to do so, would create a situation in which the exercisability of any such Award would result in an "excess parachute payment" within the meaning of Section 280G of the Code.

          (e) Awards shall not be transferable or assignable except by will or by the laws of descent and distribution and shall be exercisable, during the Participant's lifetime, only by the Participant, or in the event of the Disability of the Participant, by the legal representative of the Participant.

     3.1 Terms and Conditions of Options. At the time any Option is granted, the Administrator shall determine whether the Option is to be an Incentive Stock Option or a Non-Qualified Stock Option, and the Option shall be clearly identified as to its status as an Incentive Stock Option or a Non-Qualified Stock Option. At the time any Incentive Stock Option is exercised, the Company shall be entitled to place a legend on the certificates representing the shares of Stock purchased pursuant to the Option to clearly identify them as shares of Stock purchased upon exercise of an Incentive Stock Option. An Incentive Stock Option may only be granted within ten (10) years from the date the Plan is adopted or the date such Plan is approved by the Company's stockholders, whichever is earlier. Incentive Stock Options may only be granted to employees of the Company.

          (a) Option Price.  Subject to adjustment in accordance with Section
     5.2 and the other provisions of this Section 3.2, the exercise price (the "Exercise Price") per share of the Stock purchasable under any Option shall be as set forth in the applicable Equity Ownership Agreement. With respect to each grant of an Incentive Stock Option to a Participant who is not an Over 10% Owner, the Exercise Price per share shall not be less than the Fair Market Value on the date the Option is granted. With respect to each grant for an Incentive Stock Option to a Participant who is an Over 10% Owner, the Exercise Price shall not be less than 110% of the Fair Market Value on the date the Option is granted.

          (b) Option Term. The Equity Ownership Agreement shall set forth the term of each option. Any Incentive Stock Option granted to a Participant who is not an Over 10% Owner shall not be exercisable after the expiration of ten (10) years after the date the Option is granted. Any Incentive Stock Option granted to an Over 10% Owner shall not be exercisable after the expiration of five (5) years after the date the Option is granted. In either case, the Administrator may specify a shorter term and state such term in the Equity Ownership Agreement.

          (c) Payment. Payment for all shares of Stock purchased pursuant to exercise of an Option shall be made in any form or manner authorized by the Administrator in the Equity Ownership Agreement or by amendment thereto, including, but not limited to, cash or, if the Equity Ownership Agreement provides, (i) by delivery or deemed delivery (based on an attestation to the ownership thereof) to the Company of a number of shares of Stock which have been owned by the holder for at least six (6) months prior to the date of exercise having an aggregate Fair Market Value on the date of exercise equal to the Exercise Price or (ii) by tendering a combination of cash and Stock. Payment shall be made at the time that the Option or any part thereof is exercised, and no shares shall be issued or delivered upon exercise of an Option until full payment has been made by the Participant. The holder of an Option, as such, shall have none of the rights of a stockholder.

          (d) Condition to the Exercise of an Option. Each Option granted under the Plan shall be exercisable by whom, at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Administrator shall specify in the Equity Ownership Agreement; provided, however, that subsequent to the grant of an Option, the Administrator, at any time before complete termination of such Option, may accelerate the time or times at which such Option may be exercised in whole or in part, including, without limitation, upon a Change in Control and may permit the Participant or any other designated person acting for the benefit of the Participant to exercise the Option, or any portion thereof, for all or part of the remaining Option term notwithstanding any provision of the Equity Ownership Agreement to the contrary.

          (e) Termination of Incentive Stock Option. With respect to an Incentive Stock Option, in the event of Termination of Employment of a Participant, the Option or portion thereof held by the Participant which is unexercised shall expire, terminate, and become unexercisable no later than the expiration of three (3) months after the date of Termination of Employment; provided, however, that in the case of a holder whose Termination of Employment is due to death or Disability, one (1) year shall be substituted for such three (3) month period. For purposes of this Subsection (e), Termination of

     Employment of the Participant shall not be deemed to have occurred if the Participant is employed by another corporation (or a parent or subsidiary corporation of such other corporation) which has assumed the Incentive Stock Option of the Participant in a transaction to which Code Section 424(a) is applicable.

          (f) Special Provisions for Certain Substitute
     Options. Notwithstanding anything to the contrary in this Section 3.2, any Option issued in substitution for an option previously issued by another entity, which substitution occurs in connection with a transaction to which Code Section 424(a) is applicable, may provide for an exercise price computed in accordance with such Code Section and the regulations thereunder and may contain such other terms and conditions as the Administrator may prescribe to cause such substitute Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued option being replaced thereby.

     3.3 Terms and Conditions of Stock Appreciation Rights. A Stock Appreciation Right may be granted in connection with all or any portion of a previously or contemporaneously granted Award or not in connection with an Award. A Stock Appreciation Right shall entitle the Participant to receive the excess of (1) the Fair Market Value of a specified or determinable number of shares of Stock at the time of payment or exercise over (2) a specified price which, in the case of a Stock Appreciation Right granted in connection with an Option, shall be not less than the Exercise Price for that number of shares. A Stock Appreciation Right granted in connection with an Award may only be exercised to the extent that the related Award has not been exercised, paid or otherwise settled. The exercise of a Stock Appreciation Right granted in connection with an Award shall result in a pro rata surrender or cancellation of any related Award to the extent the Stock Appreciation Right has been exercised.

          (a) Payment. Upon payment or exercise of a Stock Appreciation Right, the Company shall pay to the Participant the appreciation in cash or shares of Stock (valued at the aggregate Fair Market Value on the date of payment or exercise) as provided in the Equity Ownership Agreement or, in the absence of such provision, as the Administrator may determine.

          (b) Conditions to Exercise. Each Stock Appreciation Right granted under the Plan shall be exercisable or payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Administrator shall specify in the Equity Ownership Agreement; provided, however, that subsequent to the grant of a Stock Appreciation Right, the Administrator, at any time before complete termination of such Stock Appreciation Right, may accelerate the time or times at which such Stock Appreciation Right may be exercised or paid in whole or in part.

     3.4 Terms and Conditions of Stock Awards. The number of shares of Stock subject to a Stock Award and restrictions or conditions on such shares, if any, shall be as the Administrator determines, and the certificate for such shares shall bear evidence of any restrictions or conditions. Subsequent to the date of the grant of the Stock Award, the Administrator shall have the power to permit, in its discretion, an acceleration of the expiration of an applicable restriction period with respect to any part or all of the shares awarded to a Participant. The Administrator may require a cash payment from the Participant in an amount no greater than the aggregate Fair Market Value of the shares of Stock awarded determined at the date of grant in exchange for the grant of a Stock Award or may grant a Stock Award without the requirement of a cash payment.

     3.5 Treatment of Awards Upon Termination of Employment or
Affiliation. Except as otherwise provided by Plan Section 3.2(c), any award under this Plan to a Participant who incurs a Termination of Employment or Affiliation may be canceled, accelerated, paid or continued, as provided in the Equity Ownership Agreement or, in the absence of such provision, as the Administrator may determine. The portion of any award exercisable in the event of continuation or the amount of any payment due under a continued award may be adjusted by the Administrator to reflect the Participant's period of service from the date of grant through the date of the Participant's Termination of Employment or Affiliation or such other factors as the Administrator determines are relevant to its decision to continue the award.

                       SECTION 4 -- RESTRICTIONS ON STOCK

     4.1 Escrow of Shares. Any certificates representing the shares of Stock issued under the Plan shall be issued in the Participant's name, but, if the Equity Ownership Agreement so provides, the shares of Stock shall be held by a custodian designated by the Administrator (the "Custodian"). Each Equity Ownership Agreement providing for transfer of shares of Stock to the Custodian shall appoint the Custodian as the attorney-in-fact for the Participant for the term specified in the Equity Ownership Agreement, with full power and authority in the Participant's name, place and stead to transfer, assign and convey to the Company any shares of Stock held by the Custodian for such Participant, if the Participant forfeits the shares under the terms of the Equity Ownership Agreement. During the period that the Custodian holds the shares subject to this Section, the Participant shall be entitled to all rights, except as provided in the Equity Ownership Agreement, applicable to shares of Stock not so held. Any dividends declared on shares of Stock held by the Custodian shall, as the Administrator may provide in the Equity Ownership Agreement, be paid directly to the Participant or, in the alternative, be retained by the Custodian until the expiration of the term specified in the Equity Ownership Agreement and shall then be delivered, together with any proceeds, with the shares of Stock to the Participant or the Company, as applicable.

     4.2 Forfeiture of Shares. Notwithstanding any vesting schedule set forth in any Equity Ownership Agreement, in the event that the Participant violates a noncompetition agreement as set forth in the Equity Ownership Agreement, all Awards and shares of Stock issued to the holder pursuant to the Plan shall be forfeited; provided, however, that the Company shall return to the holder the lesser of any consideration paid by the Participant in exchange for Stock issued to the Participant pursuant to the Plan or the then Fair Market Value of the Stock forfeited hereunder.

     4.3 Restrictions on Transfer. The Participant shall not have the right to make or permit to exist any Disposition of the shares of Stock issued pursuant to the Plan except as provided in the Plan or the Equity Ownership Agreement. Any Disposition of the shares of Stock issued under the Plan by the Participant not made in accordance with the Plan or the Equity Ownership Agreement, including, but not limited to, any right of repurchase or right of first refusal, shall be void. The Company shall not recognize, or have the duty to recognize, any Disposition not made in accordance with the Plan and the Equity Ownership Agreement, and the shares of Stock so transferred shall continue to be bound by the Plan and the Equity Ownership Agreement.

                        SECTION 5 -- GENERAL PROVISIONS

     5.1 Withholding. The Company shall deduct from all cash distributions under the Plan any taxes required to be withheld by federal, state or local government. Whenever the Company proposes or is required to issue or transfer shares of Stock under the Plan or upon the vesting of any Stock Award, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such shares or the vesting of such Stock Award. A Participant may pay the withholding tax in cash, or, if the Equity Ownership Agreement provides, a Participant may also elect to have the number of shares of Stock he is to receive reduced by, or with respect to a Stock Award, tender back to the Company, the smallest number of whole shares of Stock which, when multiplied by the Fair Market Value of the shares determined as of the Tax Date (defined below), is sufficient to satisfy federal, state and local, if any, withholding taxes arising from exercise or payment of an Award (a "Withholding Election"). A Participant may make a Withholding Election only if both of the following conditions are met:

          (a) The Withholding Election must be made on or prior to the date on which the amount of tax required to be withheld is determined (the "Tax Date") by executing and delivering to the Company a properly completed notice of Withholding Election as prescribed by the Administrator; and

          (b) Any Withholding Election made will be irrevocable; however, the Administrator may in its sole discretion approve or give no effect to the Withholding Election.

     5.2 Changes in Capitalization; Merger; Liquidation. (a) The number of shares of Stock reserved for the grant of Options, Stock Appreciation Rights and Stock Awards; the number of shares of Stock reserved for issuance upon the exercise or payment, as applicable, of each outstanding Option and Stock Appreciation Right and upon vesting or grant, as applicable, of each Stock Award; the Exercise Price of each outstanding Option and the specified number of shares of Stock to which each outstanding Stock Appreciation Right pertains may be proportionately adjusted by the Administrator for any increase or decrease in the number of issued shares of Stock resulting from a subdivision or combination of shares or the payment of a stock dividend in shares of Stock to holders of outstanding shares of Stock or any other increase or decrease in the number of shares of Stock outstanding effected without receipt of consideration by the Company.

          (b) In the event of a merger, consolidation or other reorganization of the Company or tender offer for shares of Stock, the Administrator may make such adjustments with respect to awards and take such other action as it deems necessary or appropriate to reflect or in anticipation of such merger, consolidation, reorganization or tender offer, including, without limitation, the substitution of new awards, the termination or adjustment of outstanding awards, the acceleration of awards or the removal of restrictions on outstanding awards. Any adjustment pursuant to this Section
     5.2 may provide, in the Administrator's discretion, for the elimination without payment therefore of any fractional shares that might otherwise become subject to any Award.

          (c) The existence of the Plan and the Awards granted pursuant to the Plan shall not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.

     5.3 Cash Awards. The Administrator may, at any time and in its discretion, grant to any holder of an Award the right to receive, at such times and in such amounts as determined by the Administrator in its discretion, a cash amount which is intended to reimburse such person for all or a portion of the federal, state and local income taxes imposed upon such person as a consequence of the receipt of the Award or the exercise of rights thereunder.

     5.4 Compliance with Code. All Incentive Stock Options to be granted hereunder are intended to comply with Code Section 422, and all provisions of the Plan and all Incentive Stock Options granted hereunder shall be construed in such manner as to effectuate that intent.

     5.5 Right to Terminate Employment. Nothing in the Plan or in any Award shall confer upon any Participant the right to continue as an employee or officer of the Company or any of its affiliates or affect the right of the Company or any of its affiliates to terminate the Participant's employment at any time.

     5.6 Restrictions on Delivery and Sale of Shares; Legends. Each Award is subject to the condition that if at any time the Administrator, in its discretion, shall determine that the listing, registration or qualification of the shares covered by such Award upon any securities exchange or under any state or federal law is necessary or desirable as a condition of or in connection with the granting of such Award or the purchase or delivery of shares thereunder, the delivery of any or all shares pursuant to such Award may be withheld unless and until such listing, registration or qualification shall have been effected. If a registration statement is not in effect under the Securities Act of 1933 or any applicable state securities laws with respect to the shares of Stock purchasable or otherwise deliverable under Awards then outstanding, the Administrator may require, as a condition of exercise of any Option or as a condition to any other delivery of Stock pursuant to an Award, that the Participant or other recipient of an Award represent, in writing, that the shares received pursuant to the Award are being acquired for investment and not with a view to distribution and agree that shares will not be disposed of except pursuant to an effective registration statement, unless the Company shall have received an opinion of counsel that such disposition is exempt from such requirement under the Securities Act of 1933 and any applicable state securities laws. The Company may include on certificates representing shares delivered pursuant to an Award such legends referring to the foregoing representations or restrictions or any other applicable restrictions on resale as the Company, in its discretion, shall deem appropriate.

     5.7 Non-Alienation of Benefits. Other than as specifically provided with regard to the death of a Participant, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; and any attempt to do so shall be void. No such benefit shall, prior to receipt by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

     5.8 Termination and Amendment of the Plan. The Board at any time may amend or terminate the Plan without stockholder approval; provided, however, that the Board may condition any amendment on the approval of stockholders of the Company if such approval is necessary or advisable with respect to tax, securities or other applicable laws. No such termination or amendment shall, without the consent of the holder of an Award, adversely affect the rights of the Participant under such Award.

     5.9 Stockholder Approval. The Plan shall be submitted to the stockholders of the Company for their approval within twelve (12) months of the adoption of the Plan by the Board. If such approval is not obtained, any Award granted hereunder shall be void.

     5.10 Choice of Law. The laws of the State of Georgia shall govern the Plan, to the extent not preempted by federal law.

     5.11 Effective Date of Plan. The Plan shall be effective as of the date it is approved by the stockholders of the Company as provided in Section 5.9 above.

ATHEROGENICS, INC.                                     ATTEST:

By:
    -------------------------------------------------  ---------------------------------------------

    Name: Russell M. Medford, M.D., Ph.D.              Name: Mark P. Colonnese
           President and C.E.O.                               Assistant Secretary

                                                       [CORPORATE SEAL]

                               ATHEROGENICS, INC.

                                     PROXY
            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 18, 2001
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby constitutes and appoints Russell M. Medford and Mark P. Colonnese, and each or any of them, proxies of the undersigned ("Proxy Representatives"), with full power of substitution, to vote all of the shares of AtheroGenics, Inc., a Georgia corporation, which the undersigned may be entitled to vote at the Annual Meeting to be held at the W Hotel, 111 Perimeter Center West, Atlanta, Georgia 30346, on Wednesday, April 18, 2001, at 9:00 a.m. (Eastern Time) or at any adjournment or postponement thereof, as shown on the voting side of this card.
                                                                     -----------
                 CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE      SEE REVERSE
                                                                        SIDE
                                                                     -----------

                                        - PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED -
A [X]   PLEASE MARK YOUR VOTES
        AS IN THIS EXAMPLE.

1.  Proposal to  FOR   WITHHELD  NOMINEE: Vaughn D. Bryson   2.  A proposal to ratify the appointment    For    Against    Abstain
    elect one    [ ]     [ ]                                     of Ernst & Young LLP as Independent     [ ]      [ ]        [ ]
    Class I director                                             auditors of AtheroGenics for the
    to serve until the 2004 Annual Meeting of                    fiscal year ending December 31, 2001.
    Shareholders.

                                                             3.  A proposal to consider and approve      For    Against    Abstain
                                                                 the AtheroGenics, Inc. 2001 Equity      [ ]      [ ]        [ ]
                                                                 Ownership Plan.

                                                             4.  In their discretion, the Proxy Representatives are authorized to vote upon such other business as may properly come before the
                                                                 Annual Meeting or any adjournment or postponement thereof.

                                                             THIS PROXY WILL BE VOTED AS SPECIFIED. IF A CHOICE IS NOT SPECIFIED,
                                                             THIS PROXY WILL BE VOTED FOR THE NOMINEE FOR CLASS I DIRECTOR AND
                                                             FOR PROPOSALS 2 AND 3.

Signature:                                            Signature:                                           Date:
           -----------------------------------------            -----------------------------------------       -------------------

NOTE: This proxy should be dated, signed by the shareholder exactly as the shareholder's name appears hereon and returned promptly in the enclosed envelope. Joint owners should each sign. When signing in a fiduciary capacity, such as attorney, executor, administrator, trustee or guardian, please give full title as such.